                                                              November 9, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp./File No. 70-9731

Ladies and Gentlemen:

         I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935 as amended (the "Act"). This opinion letter is being furnished as an exhibit to Cinergy's certificate filed concurrently herewith pursuant to rule 24 under the Act with respect to Cinergy's Application-Declaration on Form U-1 as amended in the above file (the "Application") and the Commission's order dated October 6, 2000 authorizing the transactions proposed in the Application (HCAR No. 27245) (the "Order"). Capitalized terms not otherwise defined herein have the meanings given in the Application.

         In connection with this opinion, I have reviewed the Application, the Order and such other documents and made such other investigation as I have deemed appropriate.

         Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

     1. The proposed transactions have been carried out in accordance with the Application.

     2. All state laws applicable to the proposed transactions have been complied with.

     3. Cinergy is validly organized and duly existing.

     4. Each of the Rights issued by Cinergy pursuant to the Application and the Order are validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges set forth in the Rights Agreement or Cinergy's certificate of incorporation and by-laws, as amended, respectively.

     5. The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

         I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the Act and the laws of the State of Ohio and the Delaware General Corporation Law.

         I hereby consent to the Commission's use of this opinion letter in connection with this certificate and the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,


                                                     /s/ George Dwight II
                                                     Senior Counsel